EXHIBIT 5.1


             [LETTERHEAD OF LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.]








                                November 25, 1996


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W., Judicial Plaza
Washington, D.C.  20549

Re: Biomune Systems, Inc. Form S-3 Registration Statement Relating to 8,613,841 Shares of Common Stock (the "Registration Statement")

Ladies and Gentlemen:

     As counsel for Biomune Systems, Inc., a Nevada corporation (the "Company"), in connection with its proposed registration of a total of 8,613,841 shares, subject to adjustment, of its Common Stock, $0.0001 par value per share, pursuant to the Registration Statement, it is our opinion that the relevant number of the shares of Common Stock being registered will be legally issued, fully paid and non-assessable upon the occurrence of any of the following: (a) the conversion of shares of the Company's Series C 8% Cumulative Convertible Non-Voting Preferred Stock into shares of Common Stock, (b) the exercise of certain outstanding options and warrants for shares of Common Stock and the receipt by the Company of the agreed exercise price for such options and warrants, and (c) the exchange by certain holders of shares of the Company's restricted Common Stock for shares of Common Stock registered on the Registration Statement.

     We consent to the inclusion of our opinion as an Exhibit to the Registration Statement under the Securities Act of 1933, as amended.

                                      Very truly yours,


                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.